Exhibit 4.2

DESCRIPTION OF THE COMPANY’S COMMON STOCK

The following description of the Company’s Common Stock is based upon the Company’s Certificate of Incorporation (“Certificate of Incorporation”), the Company’s Amended Bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Authorized Capital Shares

Our authorized capital shares consist of 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”).

Voting Rights

Holders of our common stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the law of the State of Delaware.

Dividend Rights

Holders of our Common Stock are also entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds.

Creditor Arrangement

The Certificate of Incorporation provides that whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provision of Section 291 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

Other Rights and Preferences

Holders of our Common Stock have no subscription, preemptive, redemption or conversion rights.

Trading Symbol

The Company’s Common Stock trades on the OTCBB under the trading symbol “BZYR.”